FOR IMMEDIATE RELEASE

99 Wood Avenue South, Suite 311

Iselin, NJ 08830

www.pharmoscorp.com

Pharmos Corporation announces that it will cease operations in Israel

Iselin, NJ, August 29, 2008 - Pharmos Corporation (Nasdaq: PARS) today announced that effective October 31, 2008 it will cease operations in Rehovot, Israel, and manage those activities currently based in Rehovot out of the Company’s US headquarters in Iselin, New Jersey.

The research programs in Israel are the CB2 receptor selective library of compounds, including preclinical development of PRS-639,058 for neuropathic pain. Additionally the Company has almost completed a Phase 2a trial with its proprietary 3% diclofenac NanoEmulsion cream for use as a topical treatment for osteoarthritis pain.

The Company’s strategy is to seek a partner who will take the lead in both operating and funding the research programs in Israel. To facilitate these efforts, the Company engaged and has been working with a boutique life science investment bank. Interested parties can contact Ashish Sanghrajka at BIO-IB at 212-332-4388 or Colin Neill, President & CFO, Pharmos Corporation at 732-452-9556.

Additionally, the Rehovot senior management team of Iris Alroy, Ph.D and Arnon Aharon MD will remain available to support ongoing business development and existing collaborations as consultants.

About Pharmos Corporation

Pharmos discovers and develops novel therapeutics to treat a range of indications including specific diseases of the nervous system such as disorders of the brain-gut axis (GI/IBS), pain/inflammation, and autoimmune disorders. The Company’s lead product in development, dextofisopam, is undergoing Phase 2b testing in IBS patients. Dextofisopam has completed a Phase 2a IBS study in which it demonstrated a statistically significant effect compared to placebo on the primary efficacy endpoint of adequate relief (n=141, p=0.033). The Company also has a proprietary technology platform focusing on discovery and development of synthetic cannabinoid compounds with a focus on CB2 receptor selective agonists. Various CB2-selective compounds from Pharmos' pipeline have completed preclinical studies targeting pain, multiple sclerosis, rheumatoid arthritis, inflammatory bowel disease and other disorders. Pharmos is also working to commercialize its proprietary NanoEmulsion drug delivery system, which is in clinical-stage development for topical application of analgesic and anti-inflammatory agents.

Safe Harbor Statement

Statements made in this press release related to the business outlook and future financial performance of Pharmos, to the prospective market penetration of its drug products, to the development and commercialization of its pipeline products and to its expectations in connection with any future event, condition, performance or other matter, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Additional economic, competitive, governmental, technological, marketing and other factors identified in Pharmos' filings with the Securities and Exchange Commission could affect such results.

Contacts

Pharmos U.S. – (732) 452-9556

S. Colin Neill

President and CFO